Exhibit 99.2

Compaq Computer Corporation
Business Outlook and Discussion of Financial Results
Second Quarter 2000

Compaq reported the highest second quarter and six months consolidated revenue, gross margin and net income ever for the periods ended June 30, 2000.

Business Outlook

Looking forward to the third quarter, Compaq expects strong double-digit revenue growth over the same period in the prior year, driven by new products and innovation in Industry Standard Servers, Commercial Personal Computing, Consumer and Business Critical Servers. Compaq remains comfortable with the street revenue and earnings consensus of $10.8 billion and $0.29 per diluted common share, respectively. In addition, Compaq remains comfortable with full year revenue and earnings consensus.

Discussion of Financial Results

Revenue

Compaq reported second quarter and six month consolidated revenue of $10.1 billion and $19.6 billion, respectively, an increase of 8 percent and 4 percent (11 percent and 8 percent at constant currency) compared with the prior year periods. Strong growth in Consumer and improvement in Enterprise Computing drove higher revenue.

At the end of second quarter 2000, sales out of the channel were robust, while total channel inventory was lower than levels at the end of the second quarter of 1999.

Consolidated revenue from products and services was as follows:

(In millions)	Three months ended June 30,		Six months ended June 30,
	2000	1999	2000	1999
Products	$ 8,524	$ 7,781	$ 16,344	$ 15,600
Services	1,603	1,639	3,296	3,239
	$ 10,127	$ 9,420	$ 19,640	$ 18,839

Services revenue consisted primarily of the sale of services by the Compaq Global Services segment, and other service offerings in certain product segments.

Consolidated revenue by business segment was as follows:
(In millions)	Three months ended June 30,		Six months ended June 30,
	2000	1999	2000	1999
Enterprise Computing	$ 3,433	$ 3,157	$ 6,394	$ 6,353
Commercial Personal Computing	3,313	3,227	6,185	6,325
Consumer	1,592	1,202	3,424	2,559
Compaq Global Services ²	1,704	1,783	3,469	3,517
Other	85	51	168	85
	$ 10,127	$ 9,420	$ 19,640	$ 18,839

    ² Compaq Global Services revenue includes revenue from the sale of products made in connection with solutions and services to customers.

Consolidated revenue by geographic region was as follows:
(In millions)	Three months ended June 30,		Six months ended June 30,
	2000	1999	2000	1999
North America	$ 4,870	$ 4,416	$ 9,360	$ 8,725
Europe, Middle East and Africa	3,288	3,432	6,592	7,199
Asia-Pacific	600	534	1,111	983
Japan	541	386	1,037	797
Latin America	508	394	926	694
Greater China	234	202	440	392
Other	86	56	174	49
	$ 10,127	$ 9,420	$ 19,640	$ 18,839

Gross Margin

Consolidated gross margin of $2.4 billion (23.6 percent of revenue) and $4.6 billion (23.3 percent of revenue) for the three and six months ended June 30, 2000, respectively, increased considerably by 3.0 and 0.7 percentage points over the comparable periods in 1999. Stronger margins in Commercial Personal Computing and Enterprise Computing led to the overall improvement in gross margin.

Operating Expense

Consolidated operating expense, driven by solid execution of spending discipline, declined significantly from $2.2 billion to $1.8 billion, a reduction of $378 million, or 17 percent, compared to the second quarter of 1999. On a year to date basis, operating expense decreased $502 million, or 12 percent, compared to the first six months of 1999. As a percentage of revenue, operating expense declined to 18.0 percent and 18.2 percent for the three and six months ended June 30, 2000, respectively, from 23.3 percent and 21.7 percent in the comparable prior year periods. Operating expense for the twelve month period ended June 30, 2000 decreased nearly $600 million when compared to the twelve month period ended June 30, 1999. The reduction in operating expense primarily reflects Compaq's intense focus on reducing its cost structure and driving shareholder value. This is being accomplished through restructuring actions initiated during 1998 and 1999 as well as other cost containment measures begun by management in the second half of 1999.

Other Income and Expense

Net other income and expense improved from an expense of $8 million and $42 million in the three and six month periods ended June 30, 1999, respectively, to income of $3 million and $49 million in the current year periods. The components of other (income) and expense were as follows:
(In millions)	Three months ended June 30,		Six months ended June 30,
	2000	1999	2000	1999
Interest and dividend income	$ (46)	$ (32)	$ (92)	$ (84)
Investment (gain) loss	(38)	7	(106)	(9)
Interest expense	73	34	130	75
Currency losses	21	3	27	34
Other (income) expense	(13)	(4)	(8)	26
	$ (3)	$ 8	$ (49)	$ 42

Provision for Income Taxes

The effective tax rate was 32 percent for the three and six months ended June 30, 2000 and 1999.

Consolidated Earnings

Compaq reported consolidated net income of $387 million, or $0.22 per diluted common share, for the second quarter of 2000 compared to a consolidated net loss of $184 million, or $(0.10) per diluted common share, for the corresponding period in 1999. Adjusted for a net investment gain of $25 million (after tax), earnings per diluted common share were $0.21 for the second quarter of 2000.

Consolidated net income was $712 million, or $0.41 per diluted common share, for the six months ended June 30, 2000 compared to $97 million, or $0.07 per diluted common share, for the same period in 1999. Adjusted for a net investment gain of $69 million (after tax), earnings per diluted common share were $0.37 for the six months ended June 30, 2000.

Segments

During the second quarter of 2000, Compaq realigned the operations of its Enterprise Solutions and Services segment, which resulted in the formation of two reportable segments: Enterprise Computing and Compaq Global Services. Compaq's other two reportable segments are Commercial Personal Computing and Consumer. Financial data for prior periods has been restated to conform to the current presentation.

Segment financial data was as follows:
(In millions)	Three months ended June 30,		Six months ended June 30,
	2000	1999	2000	1999
Enterprise Computing
Revenue	$ 3,433	$ 3,157	$ 6,394	$ 6,353
Operating income	467	120	814	467

Commercial Personal Computing
Revenue	3,313	3,227	6,185	6,325
Operating income (loss)	62	(224)	43	(200)

Consumer
Revenue	1,592	1,202	3,424	2,559
Operating income	31	46	113	128

Compaq Global Services
Revenue	1,704	1,783	3,469	3,517
Operating income	228	264	449	569

Other
Revenue	85	51	168	85
Operating income (loss)	5	(103)	23	(179)

Consolidated Segment Totals
Revenue	$ 10,127	$ 9,420	$ 19,640	$ 18,839
Operating income	$ 793	$ 103	$ 1,442	$ 785

A reconciliation of consolidated segment operating income to consolidated income (loss) before provision for income taxes was as follows:
(In millions)	Three months ended June 30,		Six months ended June 30,
	2000	1999	2000	1999
Consolidated segment operating income	$ 793	$ 103	$ 1,442	$ 785
Corporate and unallocated shared expenses	(224)	(399)	(395)	(669)
Gain on sale of business	- -	26	- -	26
Income (loss) before provision for income taxes	$ 569	$ (270)	$ 1,047	$ 142

Enterprise Computing

Enterprise Computing designs, develops, manufactures and markets advanced computing and telecommunication products, including business-critical servers, industry-standard servers and storage products.

Revenue

Enterprise Computing revenue increased $276 million, or 9 percent, compared with the second quarter of 1999 and represented 34 percent of consolidated revenue during the quarter. On a year to date basis, revenue from this segment increased $41 million, or 1 percent, compared to the six months ended June 30, 1999.

Enterprise Computing revenue consisted of the following:
(In millions)	Three months ended June 30,		Six months ended June 30,
	2000	1999	2000	1999
Industry Standard Servers ³	$ 1,489	$ 1,065	$ 2,680	$ 2,206
Storage Products	1,192	1,210	2,259	2,431
Business Critical Servers ³	750	866	1,452	1,648
Other	2	16	3	68
	$ 3,433	$ 3,157	$ 6,394	$ 6,353

     ³ AlphaServer and ProLiant product revenue does not include attached and enterprise storage, which is captured in Storage Products.

Industry Standard Server revenue grew 40 percent, benefiting from increased average unit prices during the quarter. Customer demand was strong across all regions, reflecting strong product acceptance. The build-out of Internet infrastructures continues to drive server sales, with an increasing shift toward dense rack-optimized form-factors. Revenue also benefited from strong sales of 8-way servers in the service provider market. On June 5, 2000, Compaq announced its new Compaq ProLiant™ DL360 ultra-thin, 2-way server, which will serve as the cornerstone of its density-optimized line. Compaq shipped 24,000 units during the quarter.

Storage Products revenue was essentially unchanged compared to the prior year quarter. Overall storage capacity shipped increased by 70 percent in the quarter, offset by aggressive price declines per unit of capacity. The high rate of primary storage capacity shipped enabled Compaq to maintain its worldwide leadership position (according to International Data Corporation). Enterprise storage continues to keep pace with robust market growth.

Business Critical Server revenue declined during the quarter and year to date periods primarily due to product transition and component shortages for the new AlphaServer™ GS product line. As a result, Business Critical Servers experienced lower than planned shipments. Partially offsetting this decline were strong sales of Compaq NonStop™ Himalaya™ systems. Introduced during the quarter was the NonStop™ Himalaya S74 server, which offers customers a significant improvement in performance and capacity. NonStop™ Himalaya systems are deployed in the financial industry to routinely process most of the world's financial transactions, such as credit cards, securities, ATM and EFT networks transactions.

Operating Income

Enterprise Computing operating income increased $347 million, or 289 percent, in the second quarter of 2000 as compared to the corresponding period in 1999. For the six months ended June 30, 2000, operating income increased $347 million, or 74 percent, compared to the same period in the prior year.

Second quarter 2000 operating income was higher compared with the corresponding period in 1999 primarily due to strong performance in Industry Standard Servers, improved results in Storage Products and lower operating expenses. Industry Standard Servers gross margin improved during the quarter due to an increase in average unit prices, reflecting a favorable shift in product mix. Sales of 8-way servers and dense servers continued to exhibit strong growth during the quarter. Storage Products exhibited strong improvement in gross margin and operating profit during the quarter. Gross margin in Storage Products improved due to a shift in product mix from lower margin attached storage sales to higher margin products. Operating results from Business Critical Servers declined due to product transition and component shortages for the new AlphaServer GS product line, which resulted in lower than planned shipments, as previously discussed. Operating expense declined in whole dollars and as a percentage of revenue in the Enterprise Computing segment for the quarter and year to date periods due to stringent cost control practices.

On a year to date basis, operating income increased due to stronger performance in Industry Standard Servers. This resulted from improved gross margin driven by increased average unit prices and a favorable shift in product mix.

Commercial Personal Computing

Commercial Personal Computing delivers standards-based computing emphasizing Internet access through workstations, desktops, portables, monitors, Internet access devices and life-cycle management products. As previously reported, Compaq completed the purchase of key assets from InaCom Corp. ("Inacom") during the first quarter of 2000 and subsequently established Custom Edge Incorporated ("Custom Edge") as a wholly owned subsidiary. This purchase adds custom configuration capabilities and direct fulfillment logistics that enable Compaq to better meet customer needs in North America.

Revenue

Commercial Personal Computing revenue increased $86 million, or 3 percent, compared with the second quarter of 1999 and represented 33 percent of consolidated revenue during the quarter. Revenue for the year to date period declined $140 million, or 2 percent.

Unit sales growth of 31 percent in higher margin portable product lines was offset by lower unit sales of desktop PCs. Second quarter average unit prices were higher compared to the second quarter of 1999. While revenue growth was relatively modest during the three and six months ended June 30, 2000, such growth validates Compaq's strategic decision to seek more profitable sales transactions in conjunction with growing market share.

Channel inventory at June 30, 2000 was lower when compared to levels at June 30, 1999.

Compaq recently shipped its 100,000th Compaq iPAQ™ desktop, making it the fastest growing new product ramp in Compaq's history. Compaq successfully launched the Compaq iPAQ Pocket PC during the quarter, which has garnered numerous awards, including the Tech Trendsetter Award.

Operating Income

The Commercial Personal Computing segment returned to profitability during the quarter, one quarter ahead of schedule, posting operating income of $62 million, compared to a loss of $224 million in the second quarter of 1999. Operating income was $43 million for the six months ended June 30, 2000, compared to a loss of $200 million in the corresponding period in 1999.

Operating results improved during the quarter due to higher gross margin and lower operating expense, both as a percentage of revenue and in whole dollars. Gross margin improved during the quarter due to a shift toward more profitable sales transactions, as referenced above. The decline in operating expense reflects an improved cost structure for this segment, which contributed to the return to profitability during the quarter.

Consumer

The Consumer segment targets home users with Internet-ready desktop PCs, portables, printers and related products, as well as Internet access and e-services.

Revenue

Consumer revenue increased $390 million, or 32 percent, in the second quarter of 2000 compared with the corresponding quarter in 1999 and accounted for 16 percent of consolidated revenue. On a year to date basis, revenue increased $865 million, or 34 percent, compared to the prior year.

Revenue increased during the quarter in the Consumer business as unit sales grew 38 percent while average unit prices were lower by 4 percent. Consumer revenue benefited from strong international growth during the quarter and six months ended June 30, 2000, particularly in the Europe, Middle East and Africa, Latin America and Asia-Pacific regions. International sales accounted for 45 percent of Consumer revenue during the second quarter of 2000 compared to 30 percent in the second quarter of 1999. Consumer recently introduced the most significant Compaq Presario™ desktop redesign since 1996, with emphasis on upgradability and simple Internet access. The "beyond the box" business, which includes Internet access, Internet traffic, printers, software, financing and warranty upgrades, more than doubled during the quarter compared to the second quarter of 1999.

Consumer channel inventory levels were significantly lower than levels at June 30, 1999. Sales out of the channel were strong at the end of the second quarter of 2000.

Operating Income

Consumer operating income declined $15 million, or 33 percent, in the second quarter of 2000 compared to the prior year period. On a year to date basis, operating income declined $15 million, or 12 percent.

Operating income declined during the quarter primarily due to lower gross margin as a percentage of revenue and higher operating expenses. Gross margin was pressured by slight declines in average unit prices that outpaced declines in average unit costs. The decline in average unit prices resulted from competitive pricing pressures during the quarter, particularly in North America, while average unit costs declined due to lower component costs.

Compaq Global Services

Compaq Global Services delivers worldwide infrastructure design, implementation and management services through its Professional and Customer Services divisions. Revenue was as follows:
(In millions)	Three months ended June 30,		Six months ended June 30,
	2000	1999	2000	1999
Customer Services	$ 1,068	$ 1,074	$ 2,174	$ 2,164
Professional Services	636	709	1,295	1,353
	$ 1,704	$ 1,783	$ 3,469	$ 3,517

Revenue

Compaq Global Services revenue decreased $79 million, or 4 percent, and was essentially flat in constant currency, compared with the second quarter of 1999. This segment represented 17 percent of consolidated revenue during the quarter. For the six months ended June 30, 2000, Compaq Global Services revenue declined $48 million, or 1 percent, and increased 2 percent in constant currency, compared to the corresponding period in the prior year.

Lower Compaq Global Services revenue during the quarter and six months ended June 30, 2000 was primarily due to decreased Professional Services revenue. Compaq is aligning its resources to focus on those practices consistent with its Internet strategy. Compaq has integrated its services organization with its Worldwide Sales and Marketing organization to create Worldwide Sales and Services. This has strengthened Compaq's go-to-market capability and reinforced its customer alignment. Customer Services revenue was essentially unchanged.

Operating Income

Compaq Global Services operating income declined $36 million, or 14 percent, in the second quarter of 2000 as compared to the corresponding period in 1999. On a year to date basis, operating income decreased $120 million, or 21 percent.

Profitability in the Customer Services business remains strong. Professional Services operating results were lower compared to the second quarter of 1999. Compaq is currently aligning its resources to focus on those practices consistent with its Internet strategy.

Corporate and Unallocated Shared Expenses

The results of the business segments exclude separately managed corporate and unallocated shared expenses, which are comprised primarily of general and administrative costs as well as other income and expense items not controlled by the business segments. Corporate and unallocated shared expenses decreased from $399 million in the second quarter of 1999 to $224 million in the second quarter of 2000, a decline of 44 percent. On a year to date basis, corporate and unallocated shared expenses decreased from $669 million to $395 million, or 41 percent. This decrease reflected management's continued intense efforts to reduce operating expense as well as a favorable change in other income and expense items.

Balance Sheet Information

Compaq's cash and short-term investments balance was $2.6 billion at the end of the quarter, a decrease of $731 million from December 31, 1999.

Cash flow from operating activities was $139 million during the quarter compared to $234 million in the second quarter of 1999. This decline was primarily due to an increase in accounts receivable and inventory balances at June 30, 2000.

For the six months ended June 30, 2000, cash flow used in operating activities was $431 million, compared to cash provided by operating activities of $312 million in the corresponding period in the prior year.

Major uses of cash during the six months ended June 30, 2000 included the acquisition of key configuration assets from Inacom ($370 million), net capital expenditures ($502 million), restructuring ($259 million) and other working capital requirements.

Net trade accounts receivable was $6.1 billion at June 30, 2000, an increase of $489 million from December 31, 1999. Days sales outstanding was 54 days in the second quarter of 2000 compared to 48 days in the fourth quarter of 1999. Days sales outstanding are calculated based on net trade accounts receivable, excluding current lease and other receivables. The increase in this balance was driven by a higher level of sales near the end of the current quarter, relative to the fourth quarter of 1999.

Net inventory was $2.3 billion at June 30, 2000, an increase of $340 million over the balance at December 31, 1999. Inventory turns were 13.1 in the second quarter of 2000 compared to 16.1 in the fourth quarter of 1999. The increase in inventory was primarily due to higher raw material inventory levels at June 30, 2000 as Compaq took a proactive position on certain components given the current supply environment.

Compaq's other non-current assets consisted of the following:
(In millions)	June 30,	December 31,
	2000	1999
Investments	$ 3,315	$ 6,617
Intangibles	2,601	2,351
Deferred income taxes	1,556	342
Other assets	1,889	1,442
	9,361	10,752
Less: Accumulated amortization	(692)	(573)
	$ 8,669	$ 10,179

At June 30, 2000, Compaq held $3.3 billion of minority equity investments, a decrease of $3.3 billion compared to December 31, 1999. The decrease in this balance was primarily due to declines in market value of certain investments and is reflected as a component of other comprehensive income. As of June 30, 2000 and July 24, 2000, the fair value of Compaq's available for sale investments was $2.8 billion and $2.5 billion, respectively.

Short-term borrowings were $1.1 billion at June 30, 2000, an increase of $658 million compared to December 31, 1999, and a decrease of $441 million compared to March 31, 2000.

Compaq repurchased approximately 5 million shares of its common stock during the six months ended June 30, 2000 for a cost of approximately $146 million under the systematic stock repurchase program.

Compaq filed a $2 billion shelf registration for debt securities during the second quarter of 2000 and plans to draw $500 million during the third quarter of 2000. The purpose of this financing is to support the continued global expansion of Compaq Financial Services business activity, refinance certain short-term borrowings and for other general corporate purposes.

Other Matters

Non-current other assets as of June 30, 2000 included approximately $102 million owed to Compaq in connection with the sale of products. Compaq believes such amounts were misdirected by its customers to Inacom, which was acting as agent for Compaq in connection with such sales. Compaq believes that such funds were improperly applied to reduce Inacom's indebtedness to its lenders. As a result of Inacom's bankruptcy filing on June 16, 2000, Compaq will seek to realize the full value of these receivables in Inacom's bankruptcy proceedings and may aggressively pursue remedies against Inacom's lenders, as the ultimate recipients of Compaq's funds, or against others. Whether these receivables have been impaired, and if so by what amount, cannot be determined at this time. Compaq does not believe that the outcome of this matter will have a material adverse effect on Compaq's consolidated financial position.

Employees

Total regular employee headcount increased from approximately 67,700 at December 31, 1999 to approximately 69,800 at June 30, 2000. The increase resulted primarily from employee additions of approximately 2,500 related to the Custom Edge acquisition as well as selective hiring, partially offset by employee separations of approximately 3,300 due to the 1998 and 1999 restructuring actions.

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Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

This financial discussion contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: delays in the implementation of changes in delivery models, increased competitive environment and pricing pressures, component shortages, delays in product rollout schedules, slow acceptance for new form factors, employee retention, disruptions related to restructuring actions, the financial condition of resellers, delays in new systems implementation, operational inefficiencies related to sales cycles, equity investment volatility, and emerging market political or economic instability. Further information on the factors that could affect Compaq's financial results is included in Compaq's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K and the report on Form 10-Q, which will be filed shortly.